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			 INDEPENDENT ACCOUNTANTS' REPORT



The Board of Directors
Lomas Mortgage USA, Inc.:



We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Lomas Mortgage USA, Inc. (a wholly owned subsidiary of Lomas Financial Corporation), and subsidiaries (the Company) as of June 30, 1995, and the related statements of consolidated operations, stockholder's equity and cash flows for the year then ended, and have issued our report thereon dated October 11, 1995. Our report disclaims an opinion on the 1995 consolidated financial statements because of substantial doubt about the Company's ability to continue as a going concern.

Our audit referred to above included tests relating to mortgage loans serviced for others in accordance with the requirements of the UNIFORM SINGLE AUDIT PROGRAM FOR MORTGAGE BANKERS (the Program). Our audit disclosed one instance of noncompliance that, in our opinion, is reportable in accordance with paragraph 4 of the Program. The instance of noncompliance and management's response is described in the accompanying Schedule of Findings.

We are independent certified public accountants with respect to the Company, within the meaning of the Code of Professional Ethics of the American Institute of Certified Pubic Accountants.

This report is intended solely for the use of the board of directors, audit committee, management and the investors in the mortgage loans serviced for others by the Company and should not be used for any other purpose.


						/s/KPMG Peat Marwick LLP


October 11, 1995



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      Klynveld Peat Marwick Goerdeler



			   SCHEDULE OF FINDINGS



FINDING

While performing procedures on trust funds, it was determined that principal and interest (P&I) custodial accounts for private investors contained unexplained reconciling items between the adjusted expected and the reported P&I balances.

MANAGEMENT RESPONSE

A research project was completed prior to year end and accounts were fully funded by June 30, 1995. Discrepancies were a result of a system conversion which caused various funding errors.